Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

Noble Midstream Partners LP:

We consent to the use of our report dated April 1, 2016, with respect to the balance sheet of Noble Midstream Partners LP as of December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

April 1, 2016